Exhibit 99

Media Relations 212 460 4111 (24 hours)	Consolidated Edison, Inc. 4 Irving Place New York NY 10003 www.conEdison.com

FOR IMMEDIATE RELEASE	Contact: Robert McGee
January 22, 2009	212-460-4111

CON EDISON REPORTS 2008 EARNINGS

NEW YORK—Consolidated Edison, Inc. (Con Edison) [NYSE: ED] today reported 2008 earnings of $1,196 million or $4.38 a share compared with $929 million or $3.49 a share in 2007. Excluding items identified in the table below, earnings from ongoing operations were $820 million or $3.00 a share compared with $930 million or $3.50 a share in 2007.

For the fourth quarter of 2008, the company’s earnings were $160 million or $0.58 a share compared with $207 million or $0.76 a share for the fourth quarter of 2007. Excluding items identified in the table below, earnings from ongoing operations were $200 million or $0.72 a share compared with $191 million or $0.71 a share in the 2007 fourth quarter.

“Our 2008 financial performance reflects the significant capital investments we have made in our infrastructure to meet the growing energy needs of our customers and the successful completion of the sale of our investment in Con Edison Development’s generation projects,” said Kevin Burke, the company’s Chairman, President and Chief Executive Officer. “In addition, we are continuing to monitor the economic conditions in our operating areas.”

The company also today declared a quarterly dividend of 59 cents a share on its common stock, payable March 15, 2009 to shareholders of record as of February 18, 2009, an annualized increase of 2 cents over the previous annual dividend of $2.34 a share. “The increase in the dividend, the 35th consecutive annual increase, reflects our acknowledgement of those who have invested in our company for the benefit of our customers, while retaining the balance of our earnings to reinvest in our system,” said Robert Hoglund, Senior Vice President and Chief Financial Officer.

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CON EDISON REPORTS 2008 EARNINGS	page 2

The following table is a reconciliation of Con Edison’s reported earnings per share and reported net income to earnings per share and earnings from ongoing operations for the three months and year ended December 31, 2008, as compared with the 2007 periods.

	Fourth Quarter				Year Ended
	Earnings per Share		Net Income (Millions of Dollars)		Earnings per Share		Net Income (Millions of Dollars)
	2008	2007	2008	2007	2008	2007	2008	2007
Reported earnings per share and net income—GAAP basis (basic)	$0.58	$0.76	$160	$207	$4.38	$3.49	$1,196	$929
Less: Northeast Utilities litigation settlement	—	—	—	—	0.11	—	30	—
Less: Gain on the sale of Con Edison Development’s generation projects and discontinued operations	(0.02)	—	(6)	1	1.49	0.01	405	4
Less: Net mark-to-market effects of competitive energy businesses	(0.12)	0.05	(34)	15	(0.22)	(0.02)	(59)	(5)

Ongoing operations	$0.72	$0.71	$200	$191	$3.00	$3.50	$820	$930

For 2009, the company expects to spend $2.6 billion for capital investments, virtually all of which will be spent at the company’s regulated utilities. The company also expects to issue common stock of between $300 million and $550 million in addition to stock issuances under the company’s dividend reinvestment and employee stock plans. The company also intends to issue long-term debt at its utility subsidiaries of between $1.1 billion and $1.8 billion in addition to debt issuances for maturing securities. After the New York Public Service Commission’s ruling in Con Edison of New York’s pending electric rate case, which is expected in late March 2009, the company intends to issue its forecast of 2009 earnings.

Results of operations for the year-end periods include the gain on the sale of Con Edison Development’s generation projects in 2008, an additional reserve in 2008 related to the Long Island City power outage, the resolution in 2008 of litigation with Northeast Utilities, the resolution in 2007 of a deferred tax amortization petition and the impact of discontinued operations in each of 2008 and 2007. The results of operations for the three months and year ended December 31, 2008, as compared with the 2007 period, also reflect changes in the company’s rate plans (including lower allowed returns on equity and additional revenues designed to recover increases in certain operations and maintenance expenses, depreciation and property taxes, and interest charges) and the operating results of the competitive energy businesses (including net mark-to-market effects). Operations and maintenance expenses were higher in the three months and year ended December 31, 2008 compared with the 2007 periods reflecting primarily higher costs, which are generally reflected in rates, such as pension and other post-retirement benefits, the support and maintenance of company underground facilities to accommodate municipal projects, the write-off of uncollectible accounts and additional operating programs. Depreciation and property taxes were higher in the three months and year ended December 31, 2008 compared with the 2007 periods reflecting primarily the impact from increased capital expenditures. The following table presents the estimated effect on earnings per share and net income for the fourth quarter and year 2008 compared with the 2007 period, resulting from these and other major factors:

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CON EDISON REPORTS 2008 EARNINGS	page 3

	Fourth Quarter Variation 2008 vs. 2007		Year Ended Variation 2008 vs. 2007
	Earnings per Share Variation	Net Income Variation (Millions of Dollars)	Earnings per Share Variation	Net Income Variation (Millions of Dollars)
Con Edison of New York (a)
Sales growth	$(0.01)	$(3)	$0.04	$11
Impact of weather	(0.04)	(11)	(0.07)	(17)
Electric rate plan	0.21	57	0.47	125
Gas rate plan	0.06	13	0.13	35
Steam rate plan	0.01	3	0.06	15
Resolution of deferred tax amortization petition in 2007 and other tax matters	(0.01)	(3)	(0.08)	(22)
Operations and maintenance expense	(0.17)	(46)	(0.44)	(117)
Long Island City power outage reserve	0.09	24	0.04	10
Depreciation and property taxes	(0.04)	(11)	(0.22)	(59)
Net interest expense	(0.04)	(10)	(0.07)	(19)
Other (includes dilutive effect of new stock issuances)	(0.04)	(4)	(0.16)	(23)

Total Con Edison of New York	0.02	9	(0.30)	(61)
Orange and Rockland Utilities (O&R)	—	2	(0.01)	(2)
Competitive energy businesses
Earnings excluding net mark-to-market effects, gain on sale of generation projects and discontinued operations	(0.03)	(6)	(0.24)	(62)
Net mark-to-market effects (b)	(0.17)	(49)	(0.20)	(54)
Gain on the sale of Con Edison Development’s generation projects and discontinued operations	(0.02)	(7)	1.48	401

Total competitive energy businesses	(0.22)	(62)	1.04	285
Northeast Utilities litigation settlement	—	—	0.11	30
Other, including parent company expenses	0.02	4	0.05	15

Total variation	$(0.18)	$(47)	$0.89	$267

(a)	Under the revenue decoupling mechanisms in Con Edison of New York’s electric and gas rate plans (effective April 2008 and October 2007, respectively) and the weather-normalization clause applicable to the gas business, revenues are generally not affected by changes in delivery volumes from levels assumed when rates were approved.
(b)	These variations reflect after-tax net mark-to-market losses of $34 million or $(0.12) a share in the fourth quarter of 2008, after-tax net mark-to-market gains of $15 million or $0.05 a share in the fourth quarter of 2007, and after-tax net mark-to-market losses of $59 million or $(0.22) a share in 2008 and after-tax net mark-to-market losses of $5 million or $(0.02) a share in 2007.

The earnings per share variations shown above include the dilutive effect of a higher weighted average number of common shares outstanding in the three months and year ended December 31, 2008 periods. The weighted average number of common shares was 274 million shares and 273 million shares for the three months and year ended December 31, 2008, compared with 272 million shares and 266 million shares in the 2007 periods, respectively. The dilutive effect on earnings per share for the three months and year ended December 31, 2008 is $0.00 and $0.11, respectively. These amounts per share do not reflect the offsetting benefits of avoided interest expense.

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CON EDISON REPORTS 2008 EARNINGS	page 4

The changes in the amounts of energy delivered by the company’s utility subsidiaries, for actual and as adjusted for variations in weather and billing days, for the three months and year ended December 31, 2008, as compared with the 2007 periods were as follows (expressed as a percentage of 2007 amounts):

	Fourth Quarter Variation		Year Variation
	2008 vs. 2007		2008 vs. 2007
	Actual	Adjusted	Actual	Adjusted
Con Edison of New York
Electric	(2.6)	(0.3)	0.1	0.5
Firm—Gas	2.9	(1.4)	(0.5)	0.6
Steam	(4.6)	(2.3)	(7.1)	(3.0)
O&R
Electric	(0.7)	(2.0)	(0.1)	(1.0)
Firm—Gas	2.2	(0.1)	(3.4)	0.1

Refer to the attachment to this press release for the consolidated income statements for 2008 and 2007. Additional information related to utility sales and revenues is available at www.conedison.com (select “Shareholder Services” and then select “Press Releases”).

This press release contains forward-looking statements that reflect expectations and not facts. Actual results may differ materially from those expectations because of factors such as those identified in reports the company has filed with the Securities and Exchange Commission.

This press release also contains a financial measure, earnings from ongoing operations. This non-GAAP measure should not be considered as an alternative to net income, which is an indicator of operating performance determined in accordance with GAAP. Management uses this non-GAAP measure to facilitate the analysis of the company’s ongoing performance as compared to its internal budgets and previously reported financial results. Management believes that this non-GAAP measure is also useful and meaningful to investors.

Consolidated Edison, Inc. is one of the nation’s largest investor-owned energy companies, with approximately $14 billion in annual revenues and $33 billion in assets. The company provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc., a regulated utility providing electric, gas, and steam service in New York City and Westchester County, New York; Orange and Rockland Utilities, Inc., a regulated utility serving customers in a 1,350 square mile area in southeastern New York state and adjacent sections of northern New Jersey and northeastern Pennsylvania; Consolidated Edison Solutions, Inc., a retail energy supply and services company; Consolidated Edison Energy, Inc., a wholesale energy supply company; and Consolidated Edison Development, Inc., a company that participates in infrastructure projects.

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Attachment

CONSOLIDATED EDISON, INC.

CONSOLIDATED INCOME STATEMENT

(UNAUDITED)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2008	2007	2008	2007
	(Millions of Dollars/Except Share Data)
OPERATING REVENUES
Electric	$1,859	$1,951	$8,611	$8,110
Gas	552	520	2,097	2,025
Steam	178	161	707	686
Non-utility	409	596	2,168	2,299

TOTAL OPERATING REVENUES	2,998	3,228	13,583	13,120

OPERATING EXPENSES
Purchased power	1,080	1,321	5,749	5,428
Fuel	159	133	663	624
Gas purchased for resale	300	296	1,172	1,173
Other operations and maintenance	560	549	2,259	2,080
Depreciation and amortization	186	164	717	645
Taxes, other than income taxes	332	335	1,364	1,323
Income taxes	83	97	512	452

TOTAL OPERATING EXPENSES	2,700	2,895	12,436	11,725

GAIN ON SALE OF GENERATION PROJECTS	—	—	261	—

OPERATING INCOME	298	333	1,408	1,395

OTHER INCOME (DEDUCTIONS)
Investment and other income	11	3	89	58
Allowance for equity funds used during construction	2	3	8	8
Preferred stock dividend requirements of subsidiary	(3)	(3)	(11)	(11)
Other deductions	(3)	(3)	(16)	(23)
Income taxes	5	2	(12)	15

TOTAL OTHER INCOME (DEDUCTIONS)	12	2	58	47

INTEREST EXPENSE
Interest on long-term debt	140	119	519	470
Other interest	11	13	33	57
Allowance for borrowed funds used during construction	(1)	(3)	(8)	(10)

NET INTEREST EXPENSE	150	129	544	517

INCOME FROM CONTINUING OPERATIONS	160	206	922	925
INCOME FROM DISCONTINUED OPERATIONS
Gain on sale of generation projects, net of income taxes	—	—	270	—
Income from discontinued operations, net of income taxes	—	1	4	4

TOTAL INCOME FROM DISCONTINUED OPERATIONS	—	1	274	4

NET INCOME	$160	$207	$1,196	$929

EARNINGS PER COMMON SHARE—BASIC
Continuing operations	$0.58	$0.76	$3.37	$3.48
Discontinued operations	—	—	1.01	0.01

Net income	$0.58	$0.76	$4.38	$3.49

EARNINGS PER COMMON SHARE—DILUTED
Continuing operations	$0.58	$0.76	$3.36	$3.46
Discontinued operations	—	—	1.01	0.01

Net income	$0.58	$0.76	$4.37	$3.47

AVERAGE NUMBER OF SHARES OUTSTANDING—BASIC (IN MILLIONS)	273.6	271.6	272.9	266.3

AVERAGE NUMBER OF SHARES OUTSTANDING—DILUTED (IN MILLIONS)	274.2	272.5	273.6	267.3